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                                                                    Exhibit 99.5



CONTACTS:  Duane Kimble                          Joel Pomerantz
           Baldwin Piano                         The Dilenschneider Group
           (513) 754-4647                        (212) 922-0900


                   SLACK DEMAND AND HIGHER INVENTORIES PROMPT
            BALDWIN PIANO TO ELIMINATE 18 JOBS AT ITS CONWAY FACILITY


       MASON, OHIO, January 11, 2001 -- Responding to slack consumer demand, continuing Asian imports and higher than normal piano inventories at its polyester finishing facility in Conway, Arkansas, the Baldwin Piano & Organ Company announced today that it was forced to permanently layoff 18 of its 114 workers. The layoffs at the company's plant at Highway 365, 286 Sturgis Road in Conway are effective January 11, 2001.

       Karen Hendricks, chairman, president, and CEO of Baldwin Piano, said: "We deeply regret that economic conditions have made it necessary to layoff any of our workers. We deferred this decision as long as possible and kept the number of layoffs as small as we could. It is never easy to say goodbye to loyal, dedicated employees. But current economic reality prompted us to take action now in an effort to preserve as many remaining jobs as possible."

       Consistent with the company's long-standing policy, Ms. Hendricks said that Baldwin would do what it could to help displaced workers find new employment.

       Baldwin Piano & Organ Company, the maker of America's best selling pianos, has marketed keyboard musical products for over 140 years.

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       "Safe Harbor" statement under the Private Securities Litigation Reform
       Act of 1995: This release contains forward looking statements that are subject to risk and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the company's filing with the Securities and Exchange Commission.